Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Cray Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY TO ACQUIRE APPRO INTERNATIONAL

Company to Discuss the Definitive Agreement on Today’s Q3 Earnings Conference Call

Seattle, WA – November 9, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced it signed a definitive agreement to acquire Appro International, Inc., a privately-held developer of advanced scalable supercomputing solutions, for approximately $25 million in cash, which assumes at least a $3.5 million net working capital balance at closing with no debt. Currently the #3 provider on the Top100 supercomputer list, Appro builds some of the world’s most advanced high performance computing (HPC) cluster systems.

“Cray has always been a company with a singular focus on the high performance computing market, and with this acquisition, we have strengthened that commitment and will now be positioned to expand our portfolio of highly innovative supercomputing solutions,” said Peter Ungaro, president and CEO of Cray. “Appro is one of the market leaders in HPC cluster solutions, and this acquisition is another step forward as we continue to transform Cray into a company that provides world-class offerings to customers across all segments of the supercomputing market, including Big Data. I look forward to welcoming all our new Cray colleagues in this exciting moment for our company – positioning us well for accelerated growth into the future.”

Highlights of the transaction include:

•	Upon closing, Appro will become Cray’s newly-formed Cluster Solutions business, led by Daniel Kim, current CEO of Appro;

•	After the completion of the transaction, Cray expects to add approximately 90 Appro employees;

•	Cray will sell Appro’s HPC cluster products under the Cray brand;

•	The transaction is expected to close relatively soon, possibly within the next few days or weeks, subject to customary closing conditions.

“We are excited to be joining a company like Cray that is an industry leader in designing and building the most advanced supercomputing systems in the world.” said Daniel Kim, CEO of Appro. “Cray has the strongest brand in the supercomputing market, and this deal allows Appro to bring our cluster solutions to customers around the world with enhanced service, storage and Big Data capabilities.”

“This announcement changes the game for Cray and Appro while making the combined company a stronger player than either company alone in the Supercomputing marketplace,” said Earl Joseph, IDC program vice president for HPC. “This creates the potential for Cray to tap into new markets, and at the same time, accelerate growth in Cray’s previously announced three initiative areas: big data, storage and technical enterprise. Cray can take Appro’s products to new customers in new geographies, and now has a fuller HPC portfolio and the ability to significantly strengthen all four business units. We see this as a great fit.”

Cray will discuss this pending transaction on today’s conference call to discuss its third quarter 2012 financial results. The call will feature a discussion by senior management followed by a question and answer session.

Conference Call Information

Cray will host a conference call today, Friday, Nov. 9, 2012 at 5:00 a.m. PST (8:00 a.m. EST) to discuss its third quarter 2012 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1- 855-894-4205 and provide the conference ID #65020258. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. For those without Internet access, a replay of the conference call will also be available by dialing (855) 859-2056, and entering the conference ID #65020258. The conference call replay will be available for 72 hours, beginning at 8:00 a.m. PST (11:00 a.m. EST) on Friday, Nov. 9, 2012.

About Appro

Appro is a leading developer of innovative supercomputing solutions. Appro is uniquely positioned to support High-Performance Computing (HPC) markets focusing on medium to large-scale deployments where lower total cost of ownership is essential. Appro accelerates technical applications and business results through outstanding price/performance, power efficient and fast time-to-market solutions based on the latest open standards technologies, innovative cluster tools and management software packaged with HPC professional services and support.

Appro supercomputing solutions enables scientists and engineers to use data intensive, capacity, capability and hybrid computing for scientific research, data modeling, engineering simulations, and seismic visualization. Appro’s headquarters is located in Milpitas, CA with offices in Korea, Japan and Houston, TX. To receive automatic Appro news and feature stories, subscribe to Appro RSS feeds, also visit us on Facebook or interact with us at Twitter.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to the expected timing and consummation of the acquisition of Appro, the expected benefits of the potential acquisition of Appro and the Company’s ability to expand its product offerings and accelerate growth. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the acquisition is not consummated when expected, or at all, the risk that Cray is not able to realize the expected benefits of the acquisition, the risk that Cray is not able to expand and penetrate its addressable market as expected or at all and such other risks as identified in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries. Other product and service names mentioned herein are the trademarks of their respective owners.

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